Exhibit 21

Direct and Indirect Wholly-Owned Subsidiaries of Waste Industries USA, Inc.

Black Bear Disposal, LLC

CLD of Nashville, LLC

Duplin County Disposal, LLC

ECO Services, LLC

Laurens County Landfill, LLC

Moss Point Disposal, LLC

Old Kings Road Solid Waste, LLC

Railroad Avenue Disposal, LLC

Red Rock Disposal, LLC

Reliable Trash Service, LLC

S & S Enterprises of Mississippi, LLC

Safeguard Landfill Management, LLC

Sampson County Disposal, LLC

Shamrock Environmental Services, LLC

TransWaste Services, LLC

Van Buren County Landfill, LLC

WasteCo, LLC

Waste Industries, LLC

Waste Industries LandCo, LLC

Waste Industries of Mississippi, LLC

Waste Industries of Tennessee, LLC

Waste Industries Property Co., LLC

Waste Services of Decatur, LLC

Waste Services of Memphis, LLC

Waste Services of North Carolina, LLC

Waste Services of Tennessee, LLC